Exhibit 99.08 - Press Release

McKenzie Bay And T/J Technologies Plan To Develop And Commercialize Vanadium Electricity Technology


BRIGHTON, Mich. & ANN ARBOR, Mich. -- Aug. 12, 2002 -- McKenzie Bay International Ltd. (OTCBB:MKBY) and T/J Technologies Inc "T/J" have signed a letter of intent to form Vanadium Power Solutions Inc, "VPS". Subject to MKBY's Board of Directors approval, a final definitive agreement will be prepared whereby T/J and MKBY will each own 50% of VPS. ADVERTISEMENT

T/J will grant VPS the exclusive rights to its patented ultracapacitor technology. VPS will initially develop a specific commercial product for Uninterrupted Power Supply "UPS" applications. The product will be marketed under the name "EnergySpan".

EnergySpan will provide an immediate, unmet, solution for UPS, a burgeoning, new market that demands clean, continuous, "premium" electrical power. Power losses, ranging in duration from microseconds to days, interrupt operations at 72% of US businesses. The estimated annual cost of UPS disturbances in the USA alone is $119 billion today increasing to over $500 billion in 5 to 10 years.

Businesses can no longer buy guaranteed power from utility providers or obtain business insurance for interruptions less than 24-hours in duration. Diesel generators and other standby power sources do not provide UPS because they require time to be activated. Businesses must find new ways to mitigate financial losses from power interruption.

EnergySpan's unique operating capabilities will provide a complete UPS solution because it will be an "always on", "in-line" device. The need for an EnergySpan UPS solution is now greater than ever.

VPS will perform additional research and development for new EnergySpan applications and other electricity storage products identified by T/J for different market applications. T/J has a right of refusal to be the manager of all VPS research and development projects.

T/J, a privately owned Michigan company, is nationally acclaimed as a leader in research and development of advanced materials and devices for electrochemical energy storage and conversion. T/J has been awarded research contracts from the Army, Air Force, Department of Energy, Department of Commerce, NASA, Lockheed Martin "LMT" (NYSE), automotive and battery manufacturers.

T/J has accumulated an extensive portfolio of issued and pending patents covering advanced electrode materials, including Vanadium Carbide and Nitride, and their use in electrochemical devices such as ultracapacitors and batteries. T/J's proprietary materials and associated processes offer significant advantages in applications where power, size and cost are at a premium.

Inhibiting development and commercialization of T/J's patented technologies until now has been the high cost of high purity raw materials including Vanadium Carbide and Nitride. MKBY will be capable of supplying anticipated large quantities of high purity Vanadium from the Lac Dore Vanadium deposit in Quebec for a fraction of today's prices. MKBY has the first right of refusal to supply all Vanadium to VPS.

MKBY's wholly owned Canadian subsidiary McKenzie Bay Resources Ltd and Soquem, Inc, a division of SGF Mineral Inc, which is a subsidiary of Societe generale de financement du Quebec {Ministry of Finance Province of Quebec}, are forming a Joint Venture for exploitation of Lac Dore, largest Vanadium deposit in America and second largest in the world.

MKBY's wholly owned Canadian subsidiary, Dermond Inc through its affiliate Ptarmigan Off-Grid Energy Inc, is developing a unique marketing strategy for in-grid and off-grid power quality, cost and UPS electricity solutions. Ptarmigan is integrating novel electricity storage technologies with traditional and alternative power generation sources, such as wind turbines and solar to address these power issues.

MKBY intends to assign its right of refusal to become an authorized VPS sales agent and its right of refusal for all Canadian sub-contracted research and development work to Dermond or Ptarmigan.

This press release contains certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement. In addition, the description of past or present performance as to any person is not an indication of future performance or success. The company will remain dependent upon obtaining future financing to support its continued growth and development to successfully implement its business plan.